Exhibit (j)

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights – Investor Class of Shares” in the Class Y Prospectus, “Financial Highlights – Advisor Class of Shares” and “Financial Highlights – Investor Class of Shares” in the Class A/Class Y Prospectus, “Financial Highlights – Institutional Class of Shares” in the Class I Marshall International Stock Fund Prospectus, “Financial Highlights – Investor Class of Shares” in the Class Y Marshall Money Market Fund Prospectus, and “Financial Highlights – Institutional Class of Shares” in the Class I Marshall Money Market Fund and Marshall Government Money Market Fund Prospectus; and under the captions of “Independent Registered Public Accounting Firm” and “Financial Statements” in the Investor Class of Shares (Class Y), the Advisor Class of Shares (Class A), and the Institutional Class of Shares (Class I) Statements of Additional Information in Post-Effective Amendment Number 42 to the Registration Statement (Form N-1A, No. 33-48907) of Marshall Funds, Inc.

We also consent to the incorporation by reference of our report dated October 15, 2004 on Marshall Equity Income Fund, Marshall Large-Cap Growth & Income Fund, Marshall Mid-Cap Value Fund, Marshall Mid-Cap Growth Fund, Marshall Small-Cap Growth Fund, Marshall International Stock Fund, Marshall Government Income Fund, Marshall Intermediate Bond Fund, Marshall Intermediate Tax-Free Fund, Marshall Short-Term Income Fund, Marshall Government Money Market Fund, and Marshall Money Market Fund (the twelve portfolios constituting Marshall Funds, Inc.) included in the Annual Report to Shareholders for the fiscal year ended August 31, 2004.

/s/ Ernst & Young LLP

Boston, Massachusetts

December 27, 2004